LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                        ROYSTER-CLARK HUTSON'S REALTY LLC

     LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement"), dated as of April 16, 1999 by Hutson's Ag Service, Inc., a Kentucky corporation ("Hutson"), the foregoing being the sole member ("Member") of Royster-Clark Hutson's Realty LLC, a Delaware limited liability company (the "LLC").

     NOW, THEREFORE, the Member, intending to be legally bound, agrees as follows:

     Section 1.1 Formation. The term of the LLC commenced on April 15, 1998 with
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the filing of a Certificate of Formation with the Secretary of State of the
State of Delaware pursuant to the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et seq, as in effect from time to time (the "Act").

     Section 1.2 Name. The name of the LLC shall be "Royster-Clark Hutson's
                 ----
Realty LLC" or such other name or names as the Member may from time to time designate; provided, that the name shall always contain the words "Limited Liability Company," "L.L.C." or "LLC."

     Section 1.3 Purpose. The LLC is organized for any lawful business purpose
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or activity which may be conducted by a limited liability company under the Act, provided, however, that prior to the closing under the Stock Purchase Agreement dated as of January 21, 1999 among IMC Global Inc., a Delaware corporation, The Vigoro Corporation, a Delaware corporation, and R-C Delaware Acquisition Inc., a Delaware corporation, the LLC shall take no actions other than those relating to its qualification as foreign limited liability company in those states where real estate owned by the Member is located.

     Section 1.4 Management. The LLC shall be managed and the conduct of its
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business will be controlled by the Member. The LLC shall have such officers as the Member shall determine from time to time. The original officers of the LLC shall be

                Francis P. Jenkins        Chairman and Chief Executive Officer
                Ken Moshenek              President and Assistant Secretary
                Paul Murphy               Vice-President and Assistant Secretary
                Walter Vance              Vice-President and Secretary

     Section 1.5 Distributions. All distributions of cash or other property, in
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liquidation or otherwise, shall be made by the LLC to the Member.

     Section 1.6 Tax Matters. Hutson shall act as the tax matters partner (the
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"Tax Matters Partner") (as defined in Section 6231(a)(7) of the United States
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Internal Revenue Code of 1986, as amended from time to time (the "Code")) in
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accordance with Sections 6221 through 6233 of the Code.

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     Section 1.7 Governing Law; Severability. This Agreement shall be construed
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in accordance with the laws of the State of Delaware. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     IN WITNESS WHEREOF, the Member has caused this Agreement to be signed as of the date first above written.



                                          HUTSON'S AG SERVICE, INC.

                                          By: /s/ Lynn F. White
                                              ----------------------------
                                              Name: Lynn F. White

                                              Title: Senior Vice President